Exhibit 99.28(d)(xxix)

October 24, 2018

Mr. David W. Rossmiller

Old Westbury Funds, Inc.

760 Moore Road

King of Prussia, PA 19406

Re:	Waiver of Certain Investment Advisory Fees

Dear Mr. Rossmiller:

As you are aware, Bessemer Investment Management LLC (“BIM”) serves as the investment adviser to the Old Westbury All Cap Core Fund, Old Westbury Fixed Income Fund, Old Westbury Municipal Bond Fund, Old Westbury All Cap ESG Fund, Old Westbury Small & Mid Cap Strategies Fund, Old Westbury Strategic Opportunities Fund, Old Westbury Large Cap Strategy Fund, Old Westbury California Municipal Bond Fund and the Old Westbury New York Municipal Bond Fund (the “Funds”), each a series of Old Westbury Funds, Inc. (the “Corporation”), pursuant to an investment advisory agreement (the “Agreement”). Under the Agreement, the Funds have each agreed to pay BIM the following fees for providing investment advisory services to the Funds (the “Investment Advisory Fees”):

	First $500 million of average net assets	Second $500 million to $1 billion of average net assets	Average net assets exceeding $1 billion
All Cap Core Fund	0.75%	0.70%	0.65%
Fixed Income Fund	0.45%	0.40%	0.35%
Municipal Bond Fund	0.45%	0.40%	0.35%
California Municipal Bond Fund	0.45%	0.40%	0.35%
New York Municipal Bond Fund	0.45%	0.40%	0.35%
All Cap ESG Fund	0.75%	0.70%	0.65%

Average net assets
Small & Mid Cap Strategies Fund	0.85%

	First $1.25 billion of average net assets	Second $1.25 billion to $2.5 billion of average net assets	Average net assets exceeding $2.5 billion
Strategic Opportunities Fund	1.10%	1.05%	1.00%
Large Cap Strategies Fund	0.90%	0.85%	0.80%

Effective December 3, 2018, BIM hereby commits to waive a portion of the Investment Advisory Fees it is entitled to receive from each Fund to the extent necessary to maintain the net operating expense ratio, excluding Fund transaction costs, investment interest expense, dividend expenses associated with securities sold short, acquired fund fees and expenses and after the application of any other waivers of expenses of the Large Cap Strategies Fund at 1.15%, Fixed Income Fund at 0.57%, Municipal Bond Fund at 0.57%, Small & Mid Cap Strategies Fund at 1.11%, Strategic Opportunities Fund at 1.20%, All Cap ESG Fund at 1.00%, California Municipal Bond Fund at 0.57% and New York Municipal Bond Fund at 0.57% (each an “Investment Advisory Fee Waiver”).

This agreement shall supersede any other fee waiver agreement and will remain in effect until October 31, 2021.

Very truly yours,

BESSEMER INVESTMENT MANAGEMENT LLC

By:	/s/ Rebecca Patterson
Name:	Rebecca Patterson
Title:	President

Accepted and agreed:

OLD WESTBURY FUNDS, INC.

By:	/s/ David W. Rossmiller
Name:	David W. Rossmiller
Title:	President